PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this "Agreement") is entered into effective as of the 29th day of September, 2006 (the "Effective Date") by and among Pacer Holdings of Lafayette, Inc. d/b/a Pacer Health Holdings of Lafayette, Inc., a Louisiana corporation ("Assignor"), and Southpark Holdings II, L.L.C., a Louisiana limited liability company ("Assignee").

RECITAL:

WHEREAS, Assignor, Assignee and Southpark Community Hospital, L.L.C.

(the "Company") entered into that certain Agreement (the "Agreement") pursuant to which Assignee acquired Assignor's Membership Interest in the Company (as defined in the Agreement), in exchange for, among other things, the issuance by Assignee to Assignor of two Promissory Notes in the principal sum of $1,500,000 each dated on even dated herewith (the "Assignor Notes");

WHEREAS, as security for the paymentof the Assignor Notes as provided therein, Assignee desires to grant a security interest in the Membership Interest to Assignor as hereinafter provided.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I

Security Interests.

For valuable consideration, Assignee does hereby grant a

continuing security interest in, and does hereby pledge, hypothecate and assign to Assignor all of Assignee's rights and interests in the Membership Interest ofthe Company owned by Assignee and purchased from Assignor under the Agreement (hereinafter called the "Collateral"):

2.

Promissory Notes. The security interest granted herein is given to secure: (i) the payment of the principal indebtedness in the amount of $3,000,000 owing from Assignee to Assignor under the Assignor Notes payable as therein provided; (ii) any extensions or renewals of any such indebtedness above; and (iii) the payment of all sums due or hereafter coming due under any of the terms, covenants or other provisions of the Assignor Notes.

3.

Perfection of Security Interest. To the extent permitted by applicable law, and except as otherwise set forth in this Agreement, Assignee hereby agrees to the following: Assignee agrees to take whatever actions are reasonably requested by Assignor to perfect and continue Assignor's security interest in the Collateral. By the execution and delivery of this Agreement, Assignee authorizes Assignor to file any one (1) or more financing statements as may be necessary to perfect and continue Assignor's security interest in the Collateral. Assignee hereby appoints Assignor as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Agreement. Assignor may at any time, and without further authorization from Assignee, file a carbon, photographic, facsimile, or other reproduction of any financing statement. Assignee promptly will notify Assignor before any change in Assignee's name, including any change to the assumed business names of Assignee. Assignee will also promptly notify Assignor of any change in address or location of Assignee's principal governance office. Assignee represents and warrants to Assignor that Assignee has provided Assignor with
Assignee's correct Employer Identification Number and that Assignee has no other Employer
Identification Numbers. Assignee promptly shall notify Assignor should Assignee apply for or obtain a new Employer Identification Number or should Assignee merge or consolidate with any other entity.

4.

Partial Release of Collateral. The security interest granted herein over the Collateral to secure the obligation of Assignee under the Assignor Notes shall be released in proportion to the amount of principal paid on the Assignor Notes. The amount of the Collateral subject to this security interest shall be calculated by multiplying the Collateral times the fraction the numerator of which is the current unpaid principal and interest balance on the Assignor Notes and the denominator is the original principal balance of the Assignor Notes. Upon request by Assignee, Assignor shall execute a reasonable partial release reflecting that portion of the Collateral is no longer subject to the security interest.

5.

Warranties and Representations by Assignee. Assignee hereby warrants that Assignee will not, without the prior written consent of Assignor, sell or transfer any of the Collateral, or permit anything to be done that may impair the value of the Collateral or the security interest to be afforded by this Agreement.

Assignee has the right and authority to execute this Agreement and to grant the rights hereunder with respect to the Collateral to Assignor as contemplated by this Agreement. Assignee shall promptly notify Assignor of any claim, lien, security interest or other encumbrance made or asserted against any of the Col lateral or any suit, action or proceeding affecting any of the Collateral which may adversely affect the security interest granted under this Agreement, and Assignee shall, at its expense, defend the Collateral against any and all claims, liens, security interests or other encumbrances and against any such suit, action or proceedings. Assignee shall pay and discharge promptly when due all taxes, levies and other charges on the Collateral brought about by Assignor. Assignee has the full power and authority to enter into this Agreement and the Assignor Note, and Assignee need not obtain any approval or consent from any person, firm or entity that has not already been obtained in order to enter into this Agreement and the Assignor Note, or to perform Assignee's obligations hereunder and thereunder.

5.

Subordination. The Company intends to obtain one or more loans at such terms and from such commercial banks or lending institutions as the Company deems advisable and proper, for the purpose of refinancing certain existing short and long term liabilities of the Company (the "Refinancing"). In the event that the Company undertakes the Refinancing, Assignor agrees to subordinate its security interest in the Collateral to the security interest of any commercial bank or lending institution which loans money to the Company as part of the Refinancing. Assignor hereby agrees to execute any and all documents memorializing said subordination.

6.

Events of Default. As examples and not by way of limitation, each of the following shall constitute a default on the part of Assignee under this Agreement: (i) when any event occurs which results in acceleration of the maturity of any portion of the indebtedness of Assignee under the Assignor Notes; (ii) upon the dissolution, cessation of regular business activities, termination of the existence of, or business failure of Assignee or the Company, or the appointment of a receiver for any part of the property of, assignment for the benefit of the creditors by, or the commencement of any insolvency proceeding or of any type proceeding under the bankruptcy laws by or against

Assignee or the Company; or (iii) upon the happening of an Event of Default (as defined in the Assignor Notes) under the Assignor Notes.

7.

Remedies. In the event of any default by Assignee under this Agreement, the entire unpaid balance of the Assignor Notes, and all other sums for which Assignee is then liable to Assignor, shall become immediately due and payable at Assignor's option with written notice to Assignee and Assignor may proceed to enforce payment of same and Assignor shall have all of the rights and remedies of a secured party under the Louisiana Commercial Laws (La. R.S. 10:9-101, et seq.) or other applicable law and all rights provided herein, in the Assignor Notes, or in any other applicable agreement, all of which rights and remedies shall, to the full extent permitted by law, be cumulative. Any notice of sale, disposition or other intended action by Assignor, sent to Assignee at the address specified below, or such other address of Assignee as may from time to time be shown on Assignor's records, at least ten (10) days prior to such action, shall constitute reasonable notice to Assignee. The waiver of any default hereunder shall not be a waiver of any subsequent default. All rights of Assignor hereunder shall inure to the benefit of its successors and assigns; and all obligations of Assignee shall bind its successors and assigns.

8.

Miscellaneous.

(a)

This Agreement may not be terminated or modified orally but only in writing making specific reference hereto and signed by all parties hereto.

(b)

Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:

(i)

upon receipt, when delivered personally;

(ii) upon receipt, when sent by facsimile

(provided

confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

if to Assignee:

Southpark Holdings II, L.L.C.

310 Youngsville Highway

Lafayette, LA 70508

Attention:

James H. Morgan

Telephone:

(337) 769-2036

With a copy to:

Adams and Reese LLP

450 Laurel Street, Suite 1900

Baton Rouge, LA 70801

Attention:

Gregory D. Frost, Esq.

Telephone:

225-336-5200

Facsimile:

225-336-5220

If to Assignor:

Pacer Holdings of Lafayette, Inc. d/b/a Pacer

Health Holdings of Lafayette, Inc.

7759 N.W. 146'x' Street

Miami Lakes, Florida 33016

Attention:

Ranier Gonzalez

Telephone:

(305)828-7660

Facsimile:

(305)828-2551

With a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

201

South Biscayne Blvd. - Suite 2000

Miami. FL 33131-2399

Attention:

Clayton E. Parker, Esq.

Telephone:

(305)539-3300

Facsimile:

(305)358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient Party has specified by written notice given to each other party five (5) business days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

(c)

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

(d)

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Louisiana.

(e)

This Agreement and the Agreement (and the Exhibits to the Agreement)

constitute the entire agreement of the parties.

(f)

This Agreement shall remain in full force and effect until such time as Assignee has fulfilled its obligations regarding payment of the Assignor Notes at which time this Agreement, and the security interest created hereby, shall terminate automatically and with no further action on the part of Assignee or Assignor.

(g)

Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Louisiana Commercial Laws (La. R.S.

10:9-101, et sea.). All

references to dollar amounts shall mean amounts in lawful money of the United States of America.

(h)

Assignee agrees to pay upon demand Assignor's reasonable and actually incurred costs and expenses incurred in connection with the enforcement of this Agreement. Costs and expenses include Assignor's reasonable and actually incurred attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable and actually incurred attorneys' fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Assignee also shall pay all court costs and such additional fees as may be directed by the court.

IN WITNESS WHEREOF. Assignee and Assignor have hereunto caused this Agreement to be executed by their respective duly authorized representatives effective as of the Effective Date.

ASSIGNOR:

ASSIGNEE:

PACER HOLDINGS OF LAFAYETTE, INC. SOUTHPARK HOLDINGS 11, L.L.C. d/b/a PACER HEALTH HOLDINGS OF

LAFAYETTE, INC.

By:

By:

Name:

Name:

Title:

Title:

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